Exhibit 99.1

FOR IMMEDIATE RELEASE

July 9, 2026

HCC Healthcare Signs Business Combination Agreement with
RF Acquisition Corp III to Pursue Nasdaq Listing

Transaction expected to provide HCC Healthcare with access to public capital markets to accelerate growth in integrated medical and long-term care services across Asia

SINGAPORE, July 9, 2026. HCC Healthcare Pte. Ltd. (“HCC Healthcare” or the “Company”), a private company limited by shares incorporated in Singapore, today announced that it has signed a Business Combination Agreement (the “BCA”) with RF Acquisition Corp III (Nasdaq: RFAM) (“RF Acquisition”), a publicly traded special purpose acquisition company. Upon the closing of the proposed business combination, HCC Healthcare is expected to become a publicly traded company, with its securities listed on the Nasdaq Stock Market.

HCC Healthcare operates through its consolidated operating subsidiaries in Taiwan. On a pro forma basis, HCC Healthcare and its network of affiliated and allied care providers (together, the “Group”) will bring together an integrated care network of affiliated and allied hospitals, clinics, pharmacies, and long-term care institutions, to form one of the largest platforms for integrated medical and long-term care services in Taiwan. Across this network, the Group will provide medical transportation, medical consumables procurement, medical and long-term care education, and medical information and consulting services. On a pro forma combined basis, the network is expected to encompass more than 120 long-term care facilities and over 9,000 beds, including one of the largest caregiving institutions in Taiwan, with more than 1,300 beds, under a distinctive “hospital-within-an-eldercare-institution” ecosystem model. The Group also intends to advance Taiwan’s national long-term care agenda through community- and home-based services, including case management for more than 7,000 individuals, with operations concentrated in Northern Taiwan, a region representing approximately one-third of the country’s population. Following the closing of the proposed business combination, HCC Healthcare intends to use the proceeds to accelerate the consolidation and integration of the Group into a unified platform, with the goal of expanding service capacity, improving care coordination, and extending the Group’s reach.

Taiwan, Japan, and many other Asian economies are undergoing a rapid demographic transformation toward super-aged societies, a shift that the Company believes is generating substantial and growing demand for coordinated, comprehensive healthcare and long-term care solutions. HCC Healthcare is well positioned to meet this demand through its “one-stop” integrated care model, which is designed to bring together medical care, long-term care, caregiver support, rehabilitation, hemodialysis, pharmaceutical, infection-control, nutritional, and social-work services within a single coordinated framework.

The Group’s strategic growth roadmap is built on four priorities: (i) deploying a proprietary AI platform that integrates spatial intelligence, causal inference, and multimodal clinical data to strengthen decision support and operational performance across the affiliated care network; (ii) expanding into the Japanese market, leveraging the Group’s existing operational infrastructure and Japan’s advanced regulatory framework for regenerative medicine; (iii) developing cross-sector partnerships with fitness and wellness operators to create integrated care pathways spanning preventive health, chronic disease management, and rehabilitation; and (iv) accelerating investment in precision and regenerative medicine, including AI-driven biomarker profiling, to pursue personalized care delivery across the region.

“Signing this agreement is an important milestone in HCC Healthcare’s journey,” said Jack Hsiao, Chief Executive Officer of HCC Healthcare. “As Asia enters a super-aged era, we believe an integrated, technology-enabled model of medical and long-term care is essential. We further believe that a Nasdaq listing would give us the platform and resources to scale that model, first in Taiwan and Japan, and ultimately across the region, while creating long-term value for patients, partners, and shareholders.”

“We are excited to partner with HCC Healthcare and support their vision for integrated medical and long-term care in Asia,” said Tse Meng Ng, Chief Executive Officer of RF Acquisition. “This business combination agreement represents what we believe is a significant step forward in bringing HCC Healthcare’s innovative care model to the public markets, and we look forward to working together to help create value for patients, communities, and our shareholders alike.”

The BCA reflects a pre-transaction equity value of HCC Healthcare of approximately US$500 million. The transaction is expected to close in the fourth quarter of 2026, subject to the approval of RF Acquisition’s shareholders, the effectiveness of the Registration Statement on Form F-4 (the “Form F-4”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”), and the satisfaction of other customary closing conditions.

Bedrock Investment Private Limited is acting as strategic consultant to HCC Healthcare. EarlyBirdCapital, Inc. is acting as financial advisor to RF Acquisition. K&L Gates LLP is acting as U.S. legal counsel to HCC Healthcare, and PricewaterhouseCoopers Legal is acting as HCC Healthcare’s Taiwan legal counsel. Winston Taylor LLP is acting as U.S. legal counsel to RF Acquisition.

About HCC Healthcare

HCC Healthcare Pte. Ltd., through its consolidated operating subsidiaries in Taiwan, and on a pro forma basis giving effect to its network of affiliated and allied care providers, forms one of the largest integrated platforms for medical and long-term care services in Taiwan, spanning hospitals, clinics, pharmacies, rehabilitation, hemodialysis, caregiver support, and community- and home-based care. Through its “one-stop” integrated care model and “hospital-within-an-eldercare-institution” ecosystem, the Group encompasses, on a pro forma combined basis, more than 120 long-term care facilities and over 9,000 beds, and is pursuing growth in AI-enabled care, the Japanese market, wellness partnerships, and precision and regenerative medicine. For more information, visit www.hcchealthcaregroup.com.

Note Regarding Certain Operational Information

Certain operational information in this press release, including the number of long-term care facilities, beds, and individuals under case management, is presented on a combined or pro forma basis giving effect to the Group’s affiliated and allied care network, which includes providers that are not wholly owned or consolidated subsidiaries of HCC Healthcare. Such information is unaudited, is presented for illustrative purposes only, and does not purport to represent the actual consolidated operations or financial position of HCC Healthcare as of any date or for any period. The Company’s plans to consolidate or integrate additional operations within this network are subject to a number of conditions and approvals and may not be completed as described or at all.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed business combination and related transactions, the expected timing and benefits of the transaction, anticipated valuation, the presentation of pro forma and combined operational information, the Company’s plans to consolidate or integrate operations within its affiliated care network, and the Group’s strategy, market opportunity, and future operations and performance. Forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “pro forma,” “will,” “may,” “would,” “intends to,” “is designed to,” and similar expressions. You should not place undue reliance on these forward-looking statements. These statements are based on current expectations and assumptions as of the date of this press release and are subject to known and unknown risks and uncertainties, and other factors, many of which are beyond the control of HCC Healthcare and RF Acquisition, that could cause actual results to differ materially, including, among others: the risk that the transaction may not be completed on the anticipated timeline or at all; the failure to obtain required shareholder approvals or to satisfy other closing conditions; the amount of redemptions by RF Acquisition’s public shareholders; the effectiveness of the Form F-4; changes in applicable laws or regulations in Taiwan, Japan, Singapore, or the United States; the Company’s ability to consolidate or integrate operations within its affiliated care network; the Group’s ability to execute its growth strategy and integrate new businesses; risks associated with AI technology development and deployment, including the ability to develop, implement, and scale proprietary AI platforms; regulatory risks in Taiwan, Japan and other jurisdictions related to regenerative medicine and healthcare services; risks related to partnership strategies, including the ability to identify, negotiate, and maintain strategic partnerships; competitive and scientific risks in precision and regenerative medicine, including rapid technological change and evolving industry standards; geopolitical risks, including risks arising from regional political instability or cross-strait tensions that may adversely affect the Company’s operations in Taiwan or its planned expansion into other Asian markets; risks related to currency exchange rate fluctuations, including with respect to the New Taiwan Dollar, the Japanese Yen, and other currencies, relative to the U.S. Dollar, which may affect the Company’s results of operations and financial condition; risks associated with integrating fragmented or affiliated care provider networks, including the ability to achieve anticipated operational and financial synergies; and other risks to be detailed in the Form F-4 and other filings with the SEC. Neither HCC Healthcare nor RF Acquisition undertakes any obligation to update any forward-looking statement, except as required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, the Form F-4 (which will include a preliminary proxy statement/prospectus of RF Acquisition) is expected to be filed with the SEC. After the Form F-4 is declared effective, a definitive proxy statement/prospectus will be mailed to RF Acquisition’s shareholders as of the record date established for voting on the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FORM F-4, THE PROXY STATEMENT/PROSPECTUS, AND ALL OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS THERETO, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HCC HEALTHCARE, RF ACQUISITION, AND THE PROPOSED TRANSACTION. The Form F-4, including the proxy statement/prospectus, and other relevant documents (when they become available) may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain copies of the documents filed with the SEC, free of charge, by directing a request to: RF Acquisition Corp III, 1345 Avenue of the Americas, 33rd Floor, New York, NY 10105, Attention: Investor Relations, or by email at info@rfacquisitioncorp.com, or to: HCC Healthcare Pte. Ltd., at the contact information set forth below.

Participants in the Solicitation

HCC Healthcare, RF Acquisition, and their respective directors and executive officers may be deemed participants in the solicitation of proxies in connection with the proposed transaction. Information regarding such participants and their interests in the proposed transaction will be set forth in the Form F-4, including the proxy statement/prospectus, when filed with the SEC. Additional information regarding the directors and executive officers of RF Acquisition is contained in RF Acquisition’s Registration Statement on Form S-1, as amended (Registration No. 333-290947), which was filed with the SEC. Additional information regarding HCC Healthcare and its directors and executive officers will be included in the Form F-4 when it is filed with the SEC. These documents are (or will be) available free of charge at the SEC’s website at www.sec.gov or by directing a request to the contact information set forth above.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell or buy, or the solicitation of an offer to sell or buy, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contacts

HCC Healthcare

Jack Hsiao  ●  jack.hsiao@hcchealthcaregroup.com  ●  +886-2-2953-5583

RF Acquisition

Tse Meng Ng  ●  tsemeng.ng@ruifengwealth.com  ●  +65 69040766

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